                                                                  EXHIBIT 10.11



                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT, is made and entered into this 1st day of May, 2002, by and between KENNAMETAL INC., a corporation organized under the laws of the Commonwealth of Pennsylvania, for and on behalf of itself and on behalf of its subsidiary companies (hereinafter referred to as "Kennametal"), and Markos I. Tambakeras, an individual (hereinafter referred to as "Employee") and shall be effective as of July 1, 2002 (the "Effective Date");


                                   WITNESSETH:


         WHEREAS, Kennametal and Employee are parties to an Executive Employment Agreement, as amended, dated as of May 4, 1999; and


         WHEREAS, Kennametal and the Employee desire to enter into this Agreement in order to amend and restate the terms and conditions of Employee's continued employment with Kennametal; and


         WHEREAS, Employee acknowledges that by reason of employment by Kennametal, it is anticipated that Employee will work with, add to, create, have access to and be entrusted with trade secrets and confidential information belonging to Kennametal which are of a technical nature or business nature or pertain to future developments, the disclosure of which trade secrets or confidential information would be highly detrimental to the interests of Kennametal;


         NOW, THEREFORE, Kennametal and Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:


         1. (a) Kennametal hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company commencing on July 1, 2002 for the Term (as defined in paragraph 1(d) below) in the position and with the duties and responsibilities set forth in paragraph 1(b) below, and upon the other terms and subject to the conditions hereinafter stated.


                  (b) During the Term, (i) the Employee shall serve as the Chairman of the Board and Chief Executive Officer of Kennametal and as a member of the Board of Directors, (ii) the Employee shall have general executive supervision over the business and affairs of Kennametal, subject to the policies and directions of, and the executive responsibilities that may be assigned to him (which in each case shall be consistent with his position and title) by the Board of Directors of Kennametal (the "Board of Directors"), (iii) the Employee shall generally be responsible for supervising the development, coordination and implementation of the strategies for Kennametal's business, and (iv) the Employee's duties shall be performed principally at Kennametal's executive offices which are located in the Latrobe, Pennsylvania area. A demotion in Employee's position during the Term will be considered termination by Kennametal prior to a Change-in-Control (as defined herein) and other than for Cause (as defined herein).


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                  (c) The Employee shall devote his full time and attention to the business and affairs of Kennametal; provided, however, that nothing contained herein shall prohibit the Employee from (a) serving as a member of the Board of Directors of any other for-profit entity so long as Employee has obtained the prior consent of Board of Directors, or (b) engaging in charitable and community affairs.

                  (d) The initial term of this Agreement shall be for a period of three (3) years, commencing on July 1, 2002 and ending on June 30, 2005 (the "Initial Term"). The Initial Term of this Agreement shall be extended by an additional year on each anniversary of the Effective Date beginning on July 1, 2003 and each year thereafter until one party gives the other not less than twelve (12) months written notice that this Agreement shall cease to be extended (as so extended, the "Term").

                  (e) For the services rendered by Employee to Kennametal during the Term, the Employee shall be paid the compensation and receive the benefits as follows:

                           (i) Employee shall be entitled to receive a salary
at a starting rate of $780,000 per annum, payable in accordance with Kennametal's payroll practices ("Base Salary");

                           (ii) For fiscal years beginning on or after the
Effective Date, Employee shall be eligible to receive future annual bonuses at a target rate of 100% of Base Salary under Kennametal's bonus plan for executive officers, the actual amount to be based on the performance of Kennametal and Employee (the "Cash Bonus");

                           (iii) Based on his performance, Employee shall
receive stock option grants consistent with his grade on the compensation scale as may be granted under Kennametal's executive compensation plans;

                           (iv) On the Effective Date, Employee shall receive a
one-time stock option grant for 70,000 shares of the Capital Stock of Kennametal with an exercise price equal to fair market value as of the date of grant and under the terms and conditions and pursuant to the Stock Option Agreement in the form of Exhibit A attached hereto;

                           (v) Employee shall receive, on the Effective Date, a
one-time restricted stock grant for 100,000 shares of Capital Stock under the terms and conditions and pursuant to the Restricted Stock Agreement in the form of Exhibit B attached hereto;

                           (vi)  Based on his performance, Employee shall
receive performance share awards consistent with his grade on the compensation scale as may be granted under Kennametal's executive compensation plans;

                           (vii) Kennametal agrees to provide Employee with
pension benefits in an amount not less than the following benefits (in the event that the benefits Employee would receive under Kennametal's pension plans would exceed the following benefits, Employee will receive those amounts instead of the following benefits):

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                                    (A) If Employee is terminated by Kennametal
without Cause or for Disability (as defined herein), or if Employee terminates his employment for Employer's Breach (as defined herein), or if Employee terminates his employment at or after age 60, in each case in any year set forth in Column A of Schedule I attached hereto, then Employee will be entitled to receive from Kennametal the Lump Sum Amount (as hereinafter defined) equal to the annual benefit set forth in the row in Column B of Schedule I corresponding to the row in Column A of the year of termination; and

                                    (B) If Employee voluntarily terminates his
employment with Kennametal on or after July 1, 2003 in any year set forth in Column A of Schedule I attached hereto, then Employee will be entitled to receive from Kennametal the Lump Sum Amount equal to one-half of the annual benefit set forth in the row in Column B of Schedule I corresponding to the row in Column A of the year of termination.

                           "Lump Sum Amount" shall mean a single payment in an
amount equal to the present value of the relevant annual benefit determined in accordance with the actuarial methods and assumptions used by the Pension Benefit Guaranty Corporation for valuing immediate annuity contracts reduced by the present value, determined in accordance with such methods, of any benefit provided to Employee under Kennametal's other pension benefit plans.

                           (viii) Employee shall be entitled to the following
benefits: life insurance with a death benefit of not less than $1.5 million and memberships in the Duquesne Club in Pittsburgh, Pennsylvania and the Rolling Rock Club in Ligonier, Pennsylvania.

                           (ix) Employee shall receive, on the Effective Date,
a one-time restricted stock grant for 50,000 shares of Capital Stock under the terms and conditions and pursuant to the Restricted Stock Agreement in the form of Exhibit C attached hereto;

         2. In addition to the compensation set forth or contemplated elsewhere herein, Employee, during the Term and subject to the terms and conditions of this Agreement, shall be entitled to participate in all group insurance programs, retirement income (pension) plans, thrift plans and vacation and holiday programs normally provided for other executives of Kennametal. Nothing herein contained shall be deemed to limit or prevent Employee, during his employment hereunder, from being reimbursed by Kennametal for out-of-pocket expenditures incurred for travel, lodging, meals, entertainment expenses or any other expenses in accordance with the policies of Kennametal applicable to the executives of Kennametal.

         3. Employee's employment may be terminated with or without any reason for termination by either party hereto at any time by giving the other party prior written notice thereof; provided, however, that any termination on the part of Kennametal shall occur only if specifically authorized by its Board of Directors; provided further, however, that termination by Kennametal for Cause shall be made by written notice which states (i) that it is a termination for Cause; (ii) in reasonable detail the facts and circumstances claimed to provide a basis for such termination for Cause; and (iii) the effective date of such termination of employment, which shall not be less than fifteen (15) days after such notice is given; and provided further, however, that termination by Employee, other than termination for Good Reason (as hereinafter defined) following a Change-in-Control (as hereinafter defined), shall be on not less than twelve (12) months prior written notice to Kennametal. Notwithstanding the foregoing, the failure of Kennametal to set forth in any notice of termination any fact of circumstance which contributes to a showing of Cause shall not waive any right of Kennametal hereunder or preclude Kennametal from asserting such fact or circumstance in enforcing Kennametal's rights hereunder.

         4. (a) In the event that Employee's employment is terminated during the Term by Kennametal prior to a Change-in-Control and other than for Cause, death or Disability, or by Employee for Employer's Breach, Employee will be entitled to twelve (12) months prior written notice or, in lieu thereof, payment of an amount equal to the sum of the Base Salary then in effect plus Employee's most recent Cash Bonus; in addition, Employee will be entitled to receive as severance pay, in addition to all amounts due him at the Date of Termination (as hereinafter defined), a lump sum payment equal to the product of:

                  (i) two (2)

         times

                  (ii) the sum of

                                    (x)  the Base Salary at the annual rate in
                                         effect on the Date of Termination, plus

                                    (y)  the average of the two (2) most
                                         recent Cash Bonuses received by
                                         Employee prior to the Date of
                                         Termination (as defined in paragraph
                                         4(g)).

         Additionally, all stock-based compensation previously granted to Employee will vest immediately upon the occurrence of the events stated above in this paragraph 4(a). All amounts will be paid and stock will vest within fifteen
(15) business days after satisfaction of the condition set forth in paragraph hereof.

                           "Employer's Breach" shall be defined as a material
breach of this Agreement by Kennametal, including specifically any reduction in Employee's position, authority or responsibility.

                           Such severance pay shall be paid by wire transfer to
an account designated by Employee or by delivery of a cashier's or certified check to the Employee at Kennametal's executive offices on a date which is no later than fifteen (15) business days satisfaction of the condition set forth in paragraph hereof.

                  (b) In the event that Employee's employment is terminated by Employee without Good Reason following a Change-in-Control (as hereinafter defined) or prior to a Change-in-Control other than for Employer's Breach, Employee will not be entitled to receive any severance pay other than the amounts, if any, due him at the Date of Termination but will be entitled to receive the pension benefits if due to him pursuant to the provisions of paragraph 1(e)(vii)(B) hereof.

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                  (c) In the event that, at or after a Change-in-Control and prior to the third anniversary of the date of the Change-in-Control, Employee's employment is terminated during the Term by Employee for Good Reason or Employer's Breach or by Kennametal other than for Cause, death or Disability pursuant to paragraph 5, then Employee will receive as severance pay (in addition to all other amounts due him at the Date of Termination) an amount equal to the product of:

                           (i) three (3)

                  times

                           (ii) the sum of

                                    (x) the Base Salary in effect on the Date
                                        of Termination, plus

                                    (y) the average of the three (3) most recent
                                        Cash Bonuses received by Employee prior
                                        to the Date of Termination.

                           Such severance pay shall be paid by wire transfer to
an account designated by Employee or by delivery of a cashier's or certified check to the Employee at Kennametal's executive offices on a date which is no later than fifteen (15) business days satisfaction of the condition set forth in paragraph hereof.

                           If there is a Change-in-Control, and if Employee
elects to terminate his employment for any reason or no reason during the thirty
(30) day period commencing twelve (12) months after the date of the Change-in-Control, the Employee shall be paid severance benefits as though Employee had been terminated by Kennametal without Cause pursuant to this paragraph 4(c).

                           In addition to the severance payments provided for
in this paragraph 4(c), Employee also will receive the same or equivalent medical, dental, disability and group insurance benefits as were provided to the Employee at the Date of Termination, which benefits shall be provided to Employee for a three year period commencing on the Date of Termination. The Employee shall also be deemed and shall be credited for computing benefits, for vesting and for all other purposes under any pension or retirement income plan of Kennametal (including any supplemental retirement plan) to have continuously remained in the employment of Kennametal for the three year period following the Date of Termination at an annual compensation equal to the sum of the Base Salary and Cash Bonus which were used to compute the payment due the Employee under the first paragraph of this paragraph 4(c).

                  (d) If for any reason, whether by law or provisions of Kennametal's employee medical, dental or group insurance, pension or retirement plan or other benefit plans, any benefits which the Employee would be entitled to under the foregoing paragraph 4(c) cannot be paid pursuant to such employee benefit plans, then Kennametal hereby contractually agrees to pay to the Employee the difference between the benefits which the Employee would have received in accordance with the foregoing paragraph 4(c) if the relevant employee medical, dental or group insurance or pension or retirement plan or other benefit plan could have paid such benefit and the amount of benefits, if any, actually paid by such employee medical, dental or group insurance or pension or retirement plan or other benefit plan. Kennametal shall not be required to fund its obligation to pay the foregoing difference.

                  (e) In the event of a termination of employment under the circumstances described above in paragraph 4(a) or paragraph 4(c), Employee shall have no duty to seek any other employment after termination of Employee's employment with Kennametal and Kennametal hereby waives and agrees not to raise or use any defense based on the position that Employee had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should Employee obtain other employment, then the only effect of such on the obligations of Kennametal hereunder shall be that Kennametal shall be entitled to credit against any payments which would otherwise be made for medical, dental or group insurance or similar benefits (excluding, however, any credit against Kennametal payments relating to pension or retirement benefits including under any supplemental retirement plan) pursuant to the benefit provisions set forth in paragraph 4(c) hereof, any comparable payments to which Employee is entitled under the employee benefit plans maintained by Employee's other employer or employers in connection with services to such employer or employers after termination of his employment with Kennametal.

                  (f) The term "Change-in-Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof ("1934 Act"), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by Kennametal immediately prior to the merger or consolidation, or (B) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, or (C) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal's then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal's then outstanding securities.

                  (g) For purposes of this agreement "Date of Termination" shall mean:

                           (i) if Employee's employment is terminated due to
his death or retirement, the date of death or retirement, respectively; or

                           (ii) if Employee's employment is terminated for any
other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the Employee or, if no written notice is given, the date determined by Kennametal in good faith.

                  (h) The term "Good Reason" for termination by the Employee shall mean the occurrence of any of the following at or after a Change-in-Control:

                           (i) without the Employee's express written consent,
the assignment to the Employee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Kennametal immediately prior to a Change-in-Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee's employment due to Cause or as a result of the Employee's death;

                           (ii) a reduction by Kennametal in the Employee's
base salary as in effect immediately prior to any Change-in-Control;

                           (iii) a failure by Kennametal to continue to provide
incentive compensation, under the rules by which incentives are provided, comparable to that provided by Kennametal immediately prior to any Change-in-Control;

                           (iv) the failure by Kennametal to continue in effect
any benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan in which Employee is participating immediately prior to a Change-in-Control (provided, however, that there shall not be deemed to be any such failure if Kennametal substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by Kennametal which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to a Change-in-Control;

                           (v) the failure of Kennametal to obtain the
assumption of this Agreement by any successor as contemplated in paragraph 11 hereof;

                           (vi) the relocation of the Employee to a facility or
a location more than 60 miles from the Employee's then present location and more than 50 miles from Employee's then present primary residence without the Employee's prior written consent; or

                           (vii) any purported termination of the employment of
Employee by Kennametal which is not for Cause as provided in paragraph 5.

         5. (a) In the event that Employee:

                  (i) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of the services contemplated by this Agreement;

                  (ii) shall willfully, deliberately and continually fail to perform his duties or to implement the policies or directives of the Board of Directors after written demand is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has failed to perform his duties or implement the policies or directives of the Board of Directors, and such failure has not been cured within thirty (30) days after such written demand;

                  (iii) shall not make his services available to Kennametal on a full time basis in accordance with paragraph 1 hereof for any reason prior to termination excluding Disability or Employee's incapacity due to physical or mental illness or injury which does not constitute Disability after written demand is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has failed to make his services available to Kennametal on a full time basis, and such failure has not been cured within thirty (30) days after such written demand;

                  (iv) shall intentionally or recklessly breach or shall breach in any material respect any of the provisions of paragraphs 7, 8 or 9 of this Agreement; or

                  (v) shall be convicted of a felony

                  (each of the matters described in subparagraphs (i), (ii), (iii), (iv) and (v)) above shall be "Cause"), Kennametal shall have the right, exercised by resolution adopted by a majority of its Board of Directors, to terminate Employee's employment for Cause by giving prior written notice of termination pursuant to Section 3 hereof to Employee of its election so to do together with a reasonable opportunity for the Employee to appear with counsel before the Board of Directors prior to the effective date of such termination of employment to respond to such notice of termination. "Cause" shall not be deemed to include opposition by Employee to a Change-in-Control or any matter incidental thereto and any determination by the Board of Directors that "Cause" existed shall not be final or binding upon the Employee or his rights hereunder or entitled to any deference in any court or other tribunal.

                  (b) In that event, Employee's employment shall be deemed terminated for Cause, Kennametal shall not be obligated to pay and Employee shall not be entitled to the benefits set forth in paragraphs 1 and 4; provided, however, that Kennametal shall have the obligation to pay Employee the unpaid portion of Employee's Base Salary for the period from the last period from which Employee was paid to the Date of Termination.

                  (c) Kennametal shall have the right to terminate Employee's employment due to Disability. If Employee's employment is terminated as a result of the Disability of Employee, the benefits set forth in paragraphs 1 and 4 shall not be paid or payable but Employee shall be entitled to receive the annual supplement under the supplemental retirement plan pursuant to paragraph 1(e)(vii)(A) hereof and Employee's employment by Kennametal shall not be deemed terminated for purposes of the Long-Term Disability Plan, Retirement Income Plan for US Salaried Employees or any other benefit plan which so provides.

                  For purposes of this agreement "Disability" shall mean such incapacity due to physical or mental illness or injury which results in the Employee's being absent from his principal office at Kennametal's offices for the entire portion of 180 consecutive business days.

         6. Nothing herein contained shall affect the right of Employee to participate in and receive benefits under and in accordance with the then current provisions of any retirement income, profit-sharing, additional year-end or periodic remuneration or bonus, incentive compensation, insurance or any other employee welfare plan or program of Kennametal and all payments hereunder shall be in addition to any benefits received thereunder (including long term disability payments).

         7. (a) Employee acknowledges that Kennametal and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money and, but for his employment hereunder, Employee would not have had contact with such customers and employees. Employee agrees that during the period of Employee's employment with Kennametal and for a period of two (2) years after termination of Employee's employment for any reason (the "Non-Solicit Period"), Employee will not (except in his capacity as an employee of Kennametal), directly or indirectly, for Employee's own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business:

                           (x) solicit or induce, or attempt to solicit or
induce any client or customer of Kennametal or any of its subsidiaries or affiliates not to do business with Kennametal or any of its subsidiaries or affiliates; or

                           (y) solicit or induce, or attempt to solicit or
induce, any employee or agent of Kennametal or any of its subsidiaries or affiliates to terminate his or her relationship with Kennametal or any of its subsidiaries or affiliates.

                  (b) Neither the Employee nor Kennametal will at any time (whether during or after termination of Employee's employment with Kennametal) knowingly make any statement, written or oral, or take any other action relating to the other party that would disparage or otherwise harm such party, its business or his reputation or, in the case of Kennametal, its affiliates and subsidiaries, the reputation of any of its employees, officers and directors.

         8. During the period of employment of Employee by Kennametal and for three (3) years thereafter (provided, however, that this paragraph 8 shall not apply to the Employee following a termination of Employee's employment (x) if a Change-in-Control shall have occurred prior to the Date of Termination or (y) if Employee's employment is terminated by Kennametal other than for Cause or by Employee due to Employer's Breach), Employee will not, in any geographic area in which Kennametal is offering its services and products, without the prior written consent of Kennametal:

                  (a) directly or indirectly engage in, or

                  (b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

                  (c) enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of Kennametal or any subsidiary or affiliate thereof in which Employee is or was engaged; provided, however, that the foregoing provisions of this paragraph 8 are not intended to prohibit and shall not prohibit Employee from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

                  Employee acknowledges that the breach by him of the provisions of this paragraph 8 would cause irreparable injury to Kennametal, acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that Kennametal shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this paragraph 8. Employee acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this paragraph 8 should be specifically enforced against him and that such enforcement will not impair his ability to obtain employment commensurate with his abilities and fully acceptable to him.

                  If the scope of any restriction contained in this paragraph 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee and Kennametal hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.

         9. (a) Employee acknowledges and agrees that in the course of his employment by Kennametal, Employee may work with, add to, create or acquire trade secrets and confidential information ("Confidential Information") which could include, in whole or in part, information:

                  (i) of a technical nature such as, but not limited to, Kennametal's manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or

                  (ii) of a business nature such as, but not limited to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers' key purchasing personnel, amount or kind of customers' purchases and other information about customers; or

                  (iii) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

         Employee further acknowledges and agrees that (i) all Confidential Information is the property of Kennametal; (ii) the unauthorized use, misappropriation or disclosure of any

Confidential Information would constitute a breach of trust and could cause irreparable injury to Kennametal; and (iii) it is essential to the protection of Kennametal's goodwill and to the maintenance of its competitive position that all Confidential Information be kept secret and that Employee not disclose any Confidential Information to others or use any Confidential Information to the detriment of Kennametal.

         Employee agrees to hold and safeguard all Confidential Information in trust for Kennametal, its successors and assigns and Employee shall not (except as required in the performance of Employee's duties), use or disclose or make available to anyone for use outside Kennametal's organization at any time, either during employment with Kennametal or subsequent thereto, any of the Confidential Information, whether or not developed by Employee, without the prior written consent of Kennametal.

         (b) Employee agrees that:

                  (i) he will promptly and fully disclose to Kennametal or such officer or other agent as may be designated by Kennametal any and all inventions made or conceived by Employee (whether made solely by Employee or jointly with others) during employment with Kennametal (A) which are along the line of the business, work or investigations of Kennametal, or (B) which result from or are suggested by any work which Employee may do for or on behalf of Kennametal; and

                  (ii) he will assist Kennametal and its nominees during and subsequent to such employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to him by Kennametal as compensation for his services in any capacity, shall be and remain the sole and exclusive property of Kennametal or its nominee whether patented or not; and

                  (iii) he will keep and maintain adequate and current written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to Kennametal at all times.

         (c) Employee agrees that, promptly upon termination of his employment, he will disclose to Kennametal, or to such officer or other agent as may be designated by Kennametal, all inventions which have been partly or wholly conceived, invented or developed by him for which applications for patents have not been made and shall thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to Kennametal the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by Kennametal.


         (d) Employee agrees that he will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs (b) and (c), above, apply.

         10. In the event that (a) Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, or
(b) Kennametal institutes any action to avoid making any payments due to Employee under this Agreement, Employee, if he is the prevailing party, shall be entitled to recover from Kennametal any actual expenses for attorney's fees and other disbursements incurred by him in relation thereto (the "FEE REIMBURSEMENT"). If Employee is required to pay federal, state or local income or other taxes ("Income Taxes") on any Fee Reimbursement, then Kennametal shall pay to the Employee an amount of cash sufficient to "gross-up" such Fee Reimbursement so that the Fee Reimbursement is not diminished by any such Income Taxes that are imposed on the Fee Reimbursement or on Kennametal's gross-up hereunder. Except as set forth above, Employee's sole and exclusive remedy for breach of this Agreement by Kennametal shall be recovery of the amounts due to Employee for Employer's Breach in paragraphs 1(e)(vii) and 4(a) and 4(c). Employee acknowledges that Employee's actual damages in the event of Employer's Breach would be difficult to determine and that such amount is a reasonable amount of liquidated damages for any such Employer's Breach.

         11. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, Employee and Kennametal, it subsidiaries and affiliates and their respective successors and assigns.

         12. From and after the Effective Date, this Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

         13. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         14. Any pronoun and any variation thereof used in this agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the parties hereto may require.

         15. It shall be a condition to Kennametal's obligations to make any severance payment or to provide any benefits hereunder (including, but not limited to, the vesting of any stock-based compensation) upon a termination of the Employee's employment that the Employee deliver, and not revoke within the period provided therein, on or before the making of any such severance payment or the providing of any such benefit, a release in the form of Exhibit D attached hereto.

         16. If any payments or benefits received or to be received by Employee under paragraph 4(c) of this Agreement or any other payments (the "Severance Payments") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, Kennametal shall pay to Employee, at the time specified below, an additional amount (the "Excise Tax Payment") such that the amount retained by Employee, after deduction of any Excise Tax on the Severance Payments and any Income Taxes and Excise Tax upon the payment provided for by this paragraph 16(a), but not including any deduction for Income Taxes on the original amount of the Severance Payments, shall be equal to the Severance Payments.

                  For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) all Severance Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Board of Directors, such Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and
(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Kennametal's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

                  For purposes of determining the amount of the Excise Tax Payment, Employee shall be deemed to pay federal income taxes at Employee's highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Payment is to be made and state and local income taxes at Employee's highest marginal rate of taxation in the state and locality of Employee's residence on the first date that Employee is entitled to receive Severance Payments under this Agreement, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Employee shall repay to Kennametal at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Payment attributable to such reduction (plus the portion of the Excise Tax Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Excise Tax Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment from the date the Excise Tax Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the "Applicable Rate"); provided, however, the amount that Employee is required to repay to Kennametal under this paragraph shall not exceed the amount receivable by Employee in a refund or as a credit plus interest thereon calculated as set forth above.

                  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, Kennametal shall make an additional Excise Tax Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made to Employee under this paragraph shall be payable within five (5) business days of Employee's Date of Termination (or within five (5) business days of Employee's earlier cessation of active service).

         17. This agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict or choice of law provisions.


         WITNESS the due execution hereto the day and year first above written.





WITNESS:                                    KENNAMETAL INC.





      /s/ DEBORAH A. HANKS               By:   /s/ WILLIAM R. NEWLIN
------------------------------               -----------------------------------
                                                   William R. Newlin
                                                  Chairman of the Board
                                             Chairman of the Executive Committee


WITNESS:                                    EMPLOYEE:





    /s/ CECILE G. MITCHELL                       /s/ MARKOS I. TAMBAKERAS
------------------------------               -----------------------------------
                                                   Markos I. Tambakeras

                                                                      Schedule I


                           SUPPLEMENTAL BENEFITS TABLE

---------------------------------------------------------------------------------------------------------------------
       COLUMN A                                                               COLUMN B
---------------------------------------------------------------------------------------------------------------------
  YEAR OF TERMINATION                            TOTAL ANNUAL BENEFIT   TOTAL ANNUAL BENEFIT   TOTAL ANNUAL BENEFIT
  -------------------                                   AT AGE 60              AT AGE 63              AT AGE 66
                                                         -------                -------                -------
---------------------------------------------------------------------------------------------------------------------

         2002                                                                                        $179,800
---------------------------------------------------------------------------------------------------------------------

         2003                                                                                         200,679
---------------------------------------------------------------------------------------------------------------------

         2004                                                                                         226,806
---------------------------------------------------------------------------------------------------------------------

         2005                                                                                         257,309
---------------------------------------------------------------------------------------------------------------------

         2006                                                                                         289,822
---------------------------------------------------------------------------------------------------------------------

         2007                                                                                         325,748
---------------------------------------------------------------------------------------------------------------------

         2008                                                                 $364,408
---------------------------------------------------------------------------------------------------------------------

         2009                                                                  406,336
---------------------------------------------------------------------------------------------------------------------

    2010 and beyond                                    $392,722
---------------------------------------------------------------------------------------------------------------------
